EXECUTION VERSION

AMENDED AND RESTATED AGREEMENT

This Amended and Restated Agreement (the "Agreement"), dated as of February 18, 2011, which amends and restates in its entirety that certain Agreement dated as of December 31, 2010 by and between the parties hereto, is entered into by and between Document Security Systems, Inc., a New York corporation (together with its successors, the "Company"), and Fletcher International, Ltd., a company domiciled in Bermuda (together with its successors, the "Purchaser").

The parties hereto agree as follows:

1.           Purchase and Sale.  In consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement:

(a)           Subject to satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 13 and 14 hereof on each of the following dates, Purchaser agrees to purchase  from the Company, and the Company agrees to issue and sell to Purchaser at 9:30 a.m. New York time on December 31, 2010 (the "Initial Investment Closing Date") and at 9:30 a.m. New York time on February 18, 2011 or at such other date and time as Purchaser and the Company shall mutually agree (such date, the "Supplemental Initial Investment Closing Date"), in accordance with Section 3, Seven Hundred Fifty Six Thousand Two Hundred Eighty Seven (756,287) shares of Common Stock in the aggregate at a price per share equal to $5.38 (the "Initial Investment Price") for an aggregate purchase price of Four Million Sixty Eight Thousand Eight Hundred Twenty Five Dollars ($4,068,825).  For the avoidance of doubt, each of the Company and Purchaser acknowledges that on the Initial Investment Closing Date (i) Purchaser delivered to the Company Four Million Dollars ($4,000,000) and (ii) Company delivered to Purchaser Seven Hundred Fifty Six Thousand Two Hundred Eighty Seven (756,287) shares of Common Stock (the "Initial Investment"), so the additional amount of funds to be delivered to the Company on the Supplemental Initial Investment Closing Date shall be Sixty Eight Thousand Eight Hundred Twenty Five Dollars ($68,825) (the "Supplemental Initial Investment").  Purchaser shall have the rights with respect to such shares of Common Stock specified in this Agreement and in the Warrants.

(b)           Subject to satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 13 and 14 hereof, Purchaser, in its sole discretion, may elect to purchase from the Company, and the Company agrees to issue and sell to Purchaser (each a "Later Investment"), from time to time, in whole or in part, Seven Hundred Fifty Six Thousand Two Hundred Eighty Seven (756,287) shares of Common Stock for an aggregate purchase price of up to Four Million Sixty Eight Thousand Eight Hundred Twenty Five Dollars ($4,068,825) (the "Aggregate Later Investment Amount") at a price per share equal to $5.38 (the "Later Investment Price").  To effect any Later Investment, Purchaser shall deliver a written notice substantially in the form attached hereto as Annex A (a "Later Investment Notice") to the Company from time to time on or prior to July 2, 2011 (the "Later Investment Period").  Subject to satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 13 and 14 hereof, the closing of each Later Investment (each, an "Later Investment Closing" and together with the Initial Investment Closing (as defined below) and the Supplemental Initial Investment Closing (as defined below), each a "Closing") shall take place at 9:30 a.m. New York City time on the date that is three (3) Business Days following and excluding the date of delivery of the relevant Later Investment Notice or on such other date as Purchaser and the Company shall mutually agree (each such date and time being referred to herein as a "Later Investment Closing Date", and each Later Investment Closing Date together with the Initial Investment Closing Date and the Supplemental Initial Investment Closing Date, a "Closing Date").

(c)           The Later Investment Period shall be extended: by two (2) Business Days for each Business Day:

(i)           that a Registration Failure shall exist; or

(ii)           occurring during the period (x) commencing on the earlier of the day on which the Company restates or announces its intention to restate any portion of the Company Financial Statements (as defined below), and (y) ending on the date on which the Company files quarterly or annual financial statements that constitute a Restatement (as defined below) on a Form 10-K, Form 10-Q, Form 8-K or any other filing with the SEC (and if the Company makes multiple filings of a Restatement with the SEC, the last of such dates) (the "Restatement Filing Date").

To the extent that (A) the Company restates or announces its intention to restate any portion of the Company Financial Statements or (B) a Registration Failure shall exist, in either case, within sixty-five (65) Business Days of the expiration of the Later Investment Period, the Later Investment Period shall be extended to a date that is at least sixty-five (65) Business Days after the later of the Restatement Filing Date or the date on which no Registration Failure shall exist.

(d)           If any of the conditions set forth in Section 13 hereof are not satisfied or waived on or prior to 9:30 a.m. New York City time on the relevant Initial Investment Closing Date, Supplemental Initial Investment Closing Date or Later Investment Closing Date or if the Company fails to perform its obligations on any Initial Investment Closing Date, Supplemental Initial Investment Closing Date or Later Investment Closing Date (including delivery of all shares of Common Stock issuable on such date) for any reason other than the Purchaser's failure to satisfy the conditions required by Section 14 hereof, then in addition to all remedies available to the Purchaser at law or in equity, the Purchaser may, at its sole discretion, and at any time, (i) withdraw the Later Investment Notice by written notice to the Company regardless of whether such condition has been satisfied or waived as of the withdrawal date and, after such withdrawal, shall have no further obligations with respect to such Later Investment Notice, but may in its sole discretion deliver a Later Investment Notice to effect such withdrawn Later Investment in the Purchaser's sole discretion and (ii) elect to consummate the Supplemental Initial Investment Closing or not, in its sole discretion, on a later date specified in writing by Purchaser to the Company.

(e)           In addition, the Company shall issue to Purchaser on the earlier of (x) the Supplemental Initial Investment Closing Date, and (y) the first Later Investment Closing Date, warrants in the form attached hereto as Annex B-1 (“Warrant A”) and Annex B-2 (“Warrant B”, and together with Warrant A, the "Warrants") evidencing rights to purchase from the Company, subject to the terms and conditions set forth in the Warrants, up to an aggregate amount of shares of Common Stock as set forth therein.  Purchaser shall have the right to exercise rights under each Warrant in the manner, and subject to the terms, specified in such Warrant.

(f)           As used herein,

(i)           "Average Price" means, for any day, the average of the Daily Market Prices for all of the Business Days in the preceding calendar month.  By way of illustration, on May 15, the Average Price will be the average of the Daily Market Prices for all of the Business Days in the month of April.

(ii)           "Business Day" means any day on which the Common Stock may be traded on NYSE or, if not admitted for trading on NYSE, any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed;

(iii)           "Cashless Exercise" means, with respect to the Warrants, Cashless Exercise as defined therein, and with respect to this Agreement, a Later Investment in which the Purchaser may elect to not make the cash payment set forth in the Later Investment Notice and the Company shall sell and deliver a reduced quantity of shares of Common Stock (the "Settlement Stock") equal to "X" where:

X = [(N x D) – (N x P)] / P

N = the gross number of shares of Common Stock that would have been issuable on the relevant Later Investment Closing Date if the Purchaser had not elected Cashless Exercise

D = Daily Market Price on the third (3rd) Business Day before, and excluding, the date of the Later Investment Notice

P = Later Investment Price.

(iv)           "Common Shares" means the Common Stock issuable pursuant to Section 1(a) and Section 1(b), upon exercise of any Warrant and all other shares of Common Stock issuable under this Agreement or the Warrants, including shares of Common Stock previously issued on the Initial Investment Closing Date.

(v)            "Common Stock" means the common stock of the Company, par value $0.02, provided that after a change in control, it shall refer to the most widely held class of equity of the Acquiring Person (as defined below).

(vi)           "Daily Market Price" means, on any date, the amount per share of the Common Stock (or, for purposes of determining the Daily Market Price of the common stock of an Acquiring Person, the common stock of such Acquiring Person), equal to (i) the daily volume-weighted average price, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), on NYSE or, if no sale takes place on such date, the average of the closing bid and asked prices, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), on NYSE thereof on such date, in each case as reported by Bloomberg, L.P. (or by such other Person (as defined below) as Purchaser and the Company may agree), or (ii) if such Common Stock (or the common stock of an Acquiring Person) is not then listed or admitted to trading on NYSE, the higher of (x) the book value per share thereof as determined by any firm of independent public accountants of recognized standing selected by Company and reasonably acceptable to Purchaser as of the last calendar day of the most recent month ending before the date as of which the determination is to be made and (y) the fair market value per share thereof determined in good faith by an independent, nationally recognized appraisal firm selected by Purchaser and reasonably acceptable to the Company (whose fees and expenses shall be borne by the Company), subject in each case to adjustment for stock splits, recombinations, stock dividends and the like.

(vii)          "Dividend Amount" means the aggregate per-share amount of dividends and distributions, whether in cash, securities or otherwise, declared or paid on any class of equity security of the Company on or after the date of this Agreement and on or before the relevant Closing Date.

(viii)         "Investment Amount" means, with respect to the Initial Investment or any Later Investment or any exercise of any Warrant, the aggregate amount paid or to be paid by the Purchaser or by the Holder (as defined in such Warrant) (or deemed to have been paid in the case of Cashless Exercise (as defined herein and in such Warrant)) on the relevant Closing Date or exercise of any Warrant.

(ix)           "Material Adverse Effect" means any material adverse effect with respect to (A) the business, properties, assets, operations, results of operations, revenues, prospects or condition, financial or otherwise, of the Company and its subsidiaries taken as a whole, (B) the legality, validity or enforceability of the Agreement, the Warrants, Registration Statement or Prospectus (as defined below), or (C) the Company's ability to perform fully on a timely basis its obligations under the Agreement or the Warrants.  Without limiting the foregoing, any breach of Section 5(m) hereof shall be deemed to constitute a Material Adverse Effect.

(x)            "NYSE" means the NYSE Amex, but if the NYSE Amex is not then the principal U.S. trading market for the Common Stock, then "NYSE" shall be deemed to mean the principal U.S. national securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") on which the Common Stock, or such other applicable common stock, is then traded, or if such Common Stock, or such other applicable common stock, is not then listed or admitted to trading on any national securities exchange, then the OTC Bulletin Board.

(xi)           "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

2.           Warrant Delivery.  The duly executed Warrants shall be delivered by hand to Purchaser as Purchaser instructs in writing on the earlier to occur of (x) the Supplemental Initial Investment Closing Date or (y) any Later Investment Closing Date.  The delivery of the Warrants shall be deemed to occur simultaneously with the deliveries on such Supplemental Initial Investment Closing Date or Later Investment Closing Date, as the case may be, as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.  The parties acknowledge and agree that the Company previously delivered certain warrants (the "Initial Warrants") to Purchaser as instructed by Purchaser in connection with the Initial Investment Closing.  Purchaser shall cause the Initial Warrants to be returned to the Company, and the Company shall cancel such Initial Warrants, upon receipt of the duly executed Warrants by Purchaser, or Purchaser's designated custodian.

3.           Initial Investment Closing.  The closing of the Initial Investment (the "Initial Investment Closing") occurred via facsimile on the Initial Investment Closing Date, and the closing of the Supplemental Initial Investment (the "Supplemental Initial Investment Closing") shall be via facsimile on the Supplemental Initial Investment Closing Date in the manner set forth below.  At the Initial Investment Closing, the following deliveries were made:

(a)           Common Stock.  The Company delivered to Purchaser, at the Company's expense, 756,287 shares of Common Stock, duly executed by the Company in definitive form, and registered such shares in the stockholder register of the Company in the name of Purchaser or as instructed by Purchaser in writing.

(b)           Purchase Price.  Purchaser caused to be wire transferred to the Company, in accordance with the wire instructions set forth in Annex F hereto, $4,000,000 (Four Million Dollars) in immediately available United States funds.

(c)           Closing Documents.  The closing documents required by Sections 13 and 14 were delivered to Purchaser and the Company, respectively.

At the Supplemental Initial Investment Closing, the following deliveries shall be made:

(d)           Purchase Price.  Purchaser shall cause to be wire transferred to the Company, in accordance with the wire instructions set forth in Annex F hereto, Sixty Eight Thousand Eight Hundred Twenty Five Dollars ($68,825) in immediately available United States funds.

(e)           Closing Documents.  The closing documents required by Sections 13 and 14 shall be delivered to Purchaser and the Company, respectively.

The deliveries specified in this Section 3, and delivery of the Warrants shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.  For the avoidance of doubt, each Closing may occur in any sequence in time independent of each other Closing and each Closing shall constitute a separate transaction and shall not be conditioned upon any other Closing occurring.

4.           Later Investment Closings.  Each Later Investment Closing shall take place initially via facsimile on each Later Investment Closing Date in the manner set forth below.  At each Later Investment Closing, the following deliveries shall be made:

(a)           Common Stock.  The Company shall deliver to Purchaser that number of shares of Common Stock as set forth in the relevant Later Investment Notice, at the Company's expense, at a price per share equal to the Later Investment Price, duly executed by the Company in definitive form, and shall register such shares in the stockholder register of the Company in the name of Purchaser or as instructed by Purchaser in writing.

(b)       Purchase Price.  Purchaser shall cause to be wire transferred to the Company, in accordance with the wire instructions set forth in Annex F hereto, the amount to be paid by Purchaser set forth in the Later Investment Notice in immediately available United States funds; provided that if the Company no longer satisfies the continued listing requirements of the NYSE Amex (with or without the passage of time, the giving of notice or both) or a Registration Failure shall exist as of the date of the Later Investment Notice or as of the Later Investment Closing Date, then the Purchaser may elect a Cashless Exercise.  Upon receipt by the Purchaser of Settlement Stock in connection with any Cashless Exercise, (i) that amount of Common Stock that would have been issuable on the relevant Later Investment Closing Date if the Purchaser had not elected Cashless Exercise shall be deemed sold by the Company and purchased by the Purchaser and (ii) that amount of cash that would have been paid by the Purchaser on the relevant Later Investment Closing Date if the Purchaser had not elected Cashless Exercise shall be deemed paid by the Purchaser and received by the Company.

(c)           Dividend Payment.  The Company shall deliver to Purchaser the Dividend Amount multiplied by the number of shares of Common Stock required to be delivered under Section 4(a) (or, in the case of a Cashless Exercise, the gross number of shares that would have been deliverable if Purchaser had not elected Cashless Exercise) (the "Dividend Payment").  To the extent that the Dividend Payment consists of cash, the Company may pay such amount (a) by wire transfer of immediately available funds to the Purchaser or (b) if (x) the Daily Market Price on the date the relevant Later Investment Notice is delivered is greater than the Later Investment Price, (y) the Company satisfies all continued listing criteria of the NYSE Amex on the date that the Common Stock is delivered, and (z) the Common Stock may be immediately resold by Purchaser pursuant to a Registration Statement (as defined below) or pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and any applicable state law, by delivering shares of Common Stock equal to the cash portion of the Dividend Payment divided by the Later Investment Price.  To the extent that the Dividend Payment consists of securities or other non-cash property, the Company shall deliver such securities or other non-cash property to Purchaser; provided that if such securities or other non-cash property would have a reduced value if delivery is so delayed (for example only and not by way of limitation, a short-term right to purchase securities), then proper provision shall be made to deliver to Purchaser the sum of (i) the fair value of such securities or other non-cash property measured as of the distribution date and (ii) the appreciation, if any, in value of such securities through the date of delivery.  For example only and not by way of limitation, if the Company distributes a short-term right to purchase securities to other equity holders, it shall deliver to Purchaser the value Purchaser would have received had Purchaser exercised such right plus the appreciation, if any, had the Purchaser held the purchased securities through the date on which such fair value is delivered to Purchaser.  In the event that Purchaser and the Company mutually agree that it would be impractical for the Company to distribute identical securities or other non-cash property to Purchaser, then Purchaser and the Company shall work together in good faith to determine a fair and equivalently valued substitute therefor.

(d)           Closing Documents.  The closing documents required by Sections 13 and 14 shall be delivered to Purchaser and the Company, respectively.

The deliveries specified in this Section 4, and delivery of the Warrants, if not previously delivered, shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.  For the avoidance of doubt, each Closing may occur in any sequence in time independent of each other Closing and each Closing shall constitute a separate transaction and shall not be conditioned upon any other Closing occurring.

5.           Representations and Warranties of the Company.  The Company (which for purposes of this Section 5 includes each of its direct and indirect subsidiaries) hereby represents and warrants to Purchaser as of December 31, 2010, as of the date hereof, and as of each Closing Date and as of the consummation of each Warrant exercise, as follows:

(a)           The Company has authorized the sale and issuance of all shares of Common Stock issuable under this Agreement or under the Warrants (the "Offering").

(b)           The Company has been duly incorporated and is validly existing in good standing under the laws of the state of New York or, after the relevant Closing Date, if another entity has succeeded the Company in accordance with the terms hereof, under the laws of its jurisdiction of incorporation.

(c)           Except as otherwise contemplated by this Agreement, the execution, delivery and performance of this Agreement and the Warrants (including the authorization, sale, issuance and delivery of the shares of Common Stock issuable hereunder and thereunder) have been duly authorized by all requisite corporate action and no further consent or authorization of the Company, its Board of Directors or its stockholders is required.

(d)           This Agreement has been duly executed and delivered by the Company and, when this Agreement is duly authorized, executed and delivered by Purchaser, will be a valid and binding agreement enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.  The issuance of the shares of Common Stock issuable hereunder and under the Warrants is not and will not be subject to any preemptive right or rights of first refusal that have not been properly waived or complied with and will not trigger any antidilution or similar rights that have not been properly waived.

(e)           The Company has full corporate power and authority necessary to (i) own and operate its properties and assets, execute and deliver this Agreement, (ii) perform its obligations hereunder and under the Warrants (including, but not limited to, the issuance of the shares of Common Stock issuable hereunder and under the Warrants) and (iii) carry on its business as presently conducted and as presently proposed to be conducted.  The Company and its subsidiaries are duly qualified and are authorized to do business and are in good standing as foreign corporations in all jurisdictions in which the nature of their activities and of their properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on (i) the business affairs, assets, results of operations or prospects of the Company or any of its subsidiaries, or (ii) the transactions contemplated by, or the Company's ability to perform under, this Agreement or the Warrants.

(f)           No consent, approval, authorization or order of any court, governmental agency or other body is required for execution and delivery by the Company of this Agreement or the performance by the Company of any of its obligations hereunder and under each Warrant, except for such orders as may be required under federal and state securities laws with respect to the Company’s obligations under Section 6 of this Agreement.

(g)           Neither the execution and delivery by the Company of this Agreement nor the performance by the Company of any of its obligations hereunder and under each Warrant:

(i)           violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or creates any rights in respect of any Person under (A) the certificates of incorporation or by-laws of the Company or any of its subsidiaries, (B) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets, (C) the terms of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, lease, mortgage, deed of trust or other instrument to which the Company or any of its subsidiaries is a party, by which the Company or any of its subsidiaries is bound, or to which any of the properties or assets of the Company or any of its subsidiaries is subject, (D) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which the Company or any of its subsidiaries is a party or (E) a any rule or regulation of the United States Securities and Exchange Commission (the "SEC") or NYSE; or

(ii)           results in the creation or imposition of any lien, charge or encumbrance upon any shares of Common Stock issuable hereunder or under the Warrants or upon any of the properties or assets of the Company or any of its subsidiaries.

(h)           When issued to Purchaser against payment therefor, each share of Common Stock issuable hereunder and each share of Common Stock issuable upon exercise of each Warrant:

(i)             will have been duly and validly authorized, duly and validly issued, fully paid and non-assessable;

(ii)            will be free and clear of any security interests, liens, claims or other encumbrances; and

(iii)           will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company.

(i)           The Company satisfies all continued listing criteria of the NYSE Amex or, if no longer listed on the NYSE Amex, the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (each a "National Exchange").  No present set of facts or circumstances will (with the passage of time or the giving of notice or both or neither) cause any of the Common Stock to be delisted from the NYSE Amex or, if no longer listed on the NYSE Amex, the National Exchange on which the Company’s Common Stock is listed.  All of the Common Shares will, when issued, be duly listed and admitted for trading on all of the markets where shares of Common Stock are traded, including the NYSE Amex or, if no longer listed on the NYSE Amex, including the National Exchange on which the Company’s Common Stock is listed.

(j)           Other than as set forth on Schedule (j), there is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its affiliates that would affect the execution by the Company of, or the performance by the Company of its obligations under, this Agreement or the Warrants.

(k)           Since January 1, 2007, none of the Company's filings with the SEC under the Securities Act or under Section 13 or 15(d) of the Exchange Act, including the financial statements, schedules, exhibits and results of the Company's operations and cash flow contained therein (each an "SEC Filing"), contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.  Since January 1, 2007, there has not been any pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its subsidiaries that will or is reasonably likely to result in a Material Adverse Effect except as disclosed in the Company's SEC Filings on or before the date immediately prior to and excluding the date hereof.  Since the date of the Company's most recent SEC Filing, there has not been, and the Company is not aware of, any development or condition that is reasonably likely to result in, any material change in the condition, financial or otherwise, or in the business affairs, assets, revenues, operations or prospects of the Company and its subsidiaries, whether or not arising in the ordinary course of business.  The Company's SEC Filings made before and excluding the Closing Date fully disclose all material information concerning the Company and its subsidiaries.

(l)           The offer and sale of the Warrants and of the Common Shares to Purchaser pursuant to this Agreement and the Warrants will, subject to the accuracy of Purchaser's representations and warranties contained in Section 8 hereof, be made in accordance with an exemption from the registration requirements of the Securities Act and any applicable state law.  Neither the Company nor any agent on its behalf has solicited or will solicit any offers to buy or has offered to sell or will offer to sell all or any part of the Common Shares or the Warrants or any other securities to any Person or Persons so as to bring the sale of such Common Shares or the Warrants by the Company within the registration provisions of the Securities Act.

(m)           Immediately prior to the Closing Date, the authorized capital stock of the Company consists of Two Hundred Million (200,000,000) shares of Common Stock, par value $0.02 per share and no shares of preferred stock.  As of December 30, 2010, (i) Eighteen Million Seven Hundred Twenty Thousand Thirty Two (18,720,032) shares of Common Stock were issued and outstanding, and One Million Nine Hundred Thirty Nine Thousand Three Hundred Forty Four (1,939,344) shares of Common Stock were reserved and subject to issuance upon the exercise of outstanding stock options, warrants or other convertible rights, (ii) no shares of preferred stock were issued and outstanding, (iii) no convertible notes, or similar securities, were issued and outstanding, and (iv) no shares of Common Stock were held in the treasury of the Company.  All of the outstanding shares of Common Stock are, and all shares of capital stock which may be issued pursuant to outstanding stock options, warrants or other convertible rights will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, free of any preemptive rights in respect thereof and issued in compliance with all applicable state and federal laws concerning issuance of securities.  As of the date hereof, except as set forth above, and except for shares of Common Stock or other securities issued upon conversion, exchange, exercise or purchase associated with the securities, options, warrants, rights and other instruments referenced above, no shares of capital stock or other voting securities of the Company were outstanding, no equity equivalents, interests in the ownership or earnings of the Company or other similar rights were outstanding, and, other than as set forth in the Company's SEC Filings before and including the date hereof, there were no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, transfer, sell or redeem any shares of capital stock, or other equity interest in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment.

(n)           Solvency.  The sum of the assets of the Company, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent liabilities.  The Company has sufficient capital or access to capital with which to conduct its business as presently conducted and as proposed to be conducted.  The Company has not incurred debt, and does not intend to incur debt, beyond its ability to pay such debt as it matures.  For purposes of this paragraph, "debt" means any liability on a claim, and "claim" means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (y) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.  With respect to any such contingent liabilities, such liabilities are computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

(o)           Equivalent Value.  As of the Closing Date, the consideration that the Company is receiving from Purchaser is substantially equivalent in value to the consideration Purchaser is receiving from the Company pursuant to this Agreement.  As of the Closing Date, under the terms of this Agreement, the Company is receiving fair consideration from Purchaser for the agreements, covenants, representations and warranties made by the Company to Purchaser.

(p)           No Non-Public Information.  Purchaser has not requested from the Company, and the Company has not furnished to Purchaser, any material non-public information concerning the Company or its subsidiaries.

(q)           Restatement Notices.  As of the date of each Closing, the Company has provided Purchaser with all Restatement Notices (as defined below) required to be delivered following a Restatement.

(r)           Application of Takeover Protections.  Except for Section 912 of the New York Business Corporation Law, which the Company's board of directors has rendered inapplicable to Purchaser, there is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's charter documents or the laws of its state of incorporation that is or would become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under this Agreement and the Warrants, including, without limitation, as a result of the Company's issuance of the Common Stock issuable hereunder and under the Warrants and the Purchaser's ownership of the Common Stock issuable hereunder and under the Warrants.

(s)           Backdating of Options.  The exercise price of each Company option has been no less than the fair market value of a share of Common Stock as determined on the date of grant of such Company option.  All grants of Company options were validly issued and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable legal requirements and recorded on the Company's financial statements in accordance with U.S. generally accepted accounting principles, and no such grants involved any "back dating," "forward dating" or similar practices with respect to the effective date of grant.

(t)           Finder's Fees.  Other than as set forth on Schedule 5(t), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its affiliates who might be entitled to any fee or commission from the Company or any of its affiliates in connection with the transactions contemplated hereby

(u)           No Integrated Offering.  Neither the Company, nor any Person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the Offering to be integrated with prior offerings by the Company for purposes of the Securities Act or the rules and regulations of the SEC or NYSE.

(v)           Absence of Certain Changes.  Since January 1, 2009, there has been no Material Adverse Effect.

(w)           Regulatory Permits.  The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such certificates, authorizations or permits would not have a Material Adverse Effect.  The Company is not in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to it, except for violations which would not have a Material Adverse Effect.

(x)           Foreign Corrupt Practices.  Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(y)           Sarbanes-Oxley Act.  Other than as set forth in the Company's SEC Filings made before and excluding December 30, 2010, the Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof, except where such noncompliance would not have a Material Adverse Effect.

(z)           Transactions With Affiliates.  Except as disclosed in the Company's SEC Filings before the date of this Agreement, and other than the grant of stock options and restricted and non-restricted stock grants disclosed that are required to be publicly disclosed, none of the officers, directors or employees of the Company is presently a party to any transaction with the Company (other than for ordinary course services as employees, officers or directors) required to be disclosed pursuant to Regulation S-K Item 404, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner, which such transaction would be required to be disclosed.

(aa)         Insurance.  The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company is engaged.

(bb)        Employee Relations.  The Company is not a party to any collective bargaining agreement.  The Company is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

(cc)         Intellectual Property Rights.  Except as disclosed in the Company's SEC Filings or press releases issued by the Company, in each case, publicly available on or before December 30, 2010: (i) the Company owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, trade secrets and other intellectual property rights ("Intellectual Property Rights") necessary to conduct its business as now conducted; (ii) the Company does not have any knowledge of any infringement by the Company of Intellectual Property Rights of others, nor does the Company have reason to believe that the Company has infringed or would infringe on the Intellectual Property Rights of others, the enforcement of which would result in a Material Adverse Effect on financial conditions; (iii) there is no claim, action or proceeding against the Company regarding its Intellectual Property Rights; (iv) the Company has no knowledge of any infringement or improper use by any third party of any of the Company's Intellectual Property Rights; (v) the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights; (vi) the Company shall own all right, title and interest in all Intellectual Property Rights, which the Company owns as of the date of this Agreement.

(dd)        Environmental Laws.  The Company (i) is in compliance with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its respective businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(ee)         Investment Company.  The Company is not, and is not an affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(ff)           Tax Status.  Except as would not have a Material Adverse Effect, the Company (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.

(gg)        Internal Accounting and Disclosure Controls.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.  The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company's management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

(hh)        Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in the Company's SEC Filings and is not so disclosed or that otherwise would have a Material Adverse Effect.

(ii)           Transfer Taxes.  On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the Offering will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(jj)           Manipulation of Price.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the Offering or (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases for the Offering.

(kk)           Subsidiaries.  As of each of the Initial Investment Closing Date and the Supplemental Initial Investment Closing Date, the Company has no directly held subsidiary other than those listed on Exhibit 21 to the Company's annual report on Form 10−K for the year ended December 31, 2009.  The Company is the beneficial owner (and the Company or a subsidiary is the record owner) of all of the equity interests in the Company's subsidiaries and holds such equity interests free and clear of all encumbrances except as are imposed by applicable securities laws or pursuant to financing agreements disclosed before December 30, 2010 in the Company's SEC Filings.

(ll)           Anti-dilution Provisions.  There is no anti-dilution provision under any agreement to which the Company is party or to which any assets of the Company are subject, including without limitation those documents set forth in the Company's SEC Filings, that is or would become effective as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under this Agreement and the Warrants, including, without limitation, as a result of the Company's issuance of the Common Stock issuable hereunder or under the Warrants and the Purchaser's ownership of the Common Stock issuable hereunder or under the Warrants.

6.           Registration Provisions

(a)           The Company shall, as promptly as practicable and in any event not later than 5:00 p.m. Eastern Time on January 31, 2011, and at its own expense, file a Registration Statement (as defined below) under the Securities Act covering the resale of all of the Common Shares and shall use its best efforts to cause such Registration Statement to be declared effective on or prior to April 15, 2011.  Pursuant to the preceding sentence, the Company shall register pursuant to such Registration Statement not less than the number of shares of Common Stock equal to 1,555,543, provided that the Company shall file by no later than 5:00 p.m. Eastern Time on the date that is ten (10) days after and excluding the date hereof, an amendment to the Registration Statement filed on January 28, 2011, which amendment will reflect any increase or decrease in the number of outstanding shares of Common Stock between the Initial Investment Closing Date and the Supplemental Investment Closing Date and any other changes required to be made to such previously filed Registration Statement as a result of the terms of this Agreement.  With respect to each of the first four (4) Later Investments that occurs after the first Registration Statement has been filed, the Company shall, not later than 5:00 p.m. on the date that is fifteen (15) days after and excluding such Closing Date, file a new Registration Statement so as to register the resale of the shares of Common Stock issued on each such Closing Date and issuable in connection with any increase in the Warrant Amount (as defined in the Warrants), and the Company shall use its best efforts to cause each such new Registration Statement to be declared effective on or prior to the date that is forty-five (45) days after and excluding such Closing Date.  The Company shall provide prompt written notice to Purchaser if the SEC elects to review any Registration Statement.  The obligations to have any Registration Statement declared effective and to maintain such effectiveness as provided in this Section 6 are referred to herein as the "Registration Requirement."  The Company shall provide Purchaser with two (2) Business Days to review and comment on any Registration Statement or amendment thereto prior to filing, and the Company shall not file any Registration Statement that Purchaser reasonably objects to.

(b)           Any registration statement filed or required to be filed under the Securities Act in accordance with Section 6(a) hereof, along with any amendments and additional registration statements, is referred to collectively as the "Registration Statement".  The Company shall file any Registration Statement on Form S-3, if available, otherwise on another available form and in the meantime use its best efforts to file such Registration Statement on Form S-3 as soon as it is available to the Company.  The Company shall provide prompt written notice to Purchaser when the Registration Statement has been declared effective by the SEC.

(c)           The Company will: (A) use its best efforts to keep the Registration Statement effective until the earlier of (x) the later of (i) the first anniversary of the last Closing to occur and (ii) September 2, 2012 (such later period, the "Registration Period"); (B) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement (as so amended and supplemented from time to time, the "Prospectus") as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Common Shares by Purchaser or any of its affiliates with the prior written approval of Purchaser and incorporate all such information relating to the plan of distribution as Purchaser may reasonably request, and to use its best efforts to cause such amendment or supplements to the Registration Statement and the Prospectus to be declared effective as soon as practicable after filing; (C) furnish such number of Prospectuses and other documents incident thereto, including any amendment of or supplement to the Prospectus, including all exhibits and financial statements, as Purchaser from time to time may reasonably request; (D) cause all Common Shares to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by the Company are then listed or quoted; (E) provide a transfer agent and registrar for all Common Shares and a CUSIP number for all Common Shares; (F) otherwise comply with all applicable rules and regulations of the SEC, the NYSE and any other exchange or quotation service on which the Common Shares are obligated to be listed or quoted under this Agreement; and (G) file the documents required of the Company and otherwise obtain and maintain requisite blue sky clearance in (x) New York and all other jurisdictions in which any of the shares of Common Stock were originally sold and (y) all other states specified in writing by Purchaser, provided, however, that as to this clause (y), the Company shall not be required to qualify to do business or consent to service of process in any state in which it is not now so qualified or has not so consented.  Purchaser shall have the right to approve the description of the selling stockholder, plan of distribution and all other references to Purchaser and its affiliates contained in each Registration Statement and Prospectus.

(d)           The Company shall furnish to Purchaser upon request a reasonable number of copies of a supplement to or an amendment of any Prospectus as may be necessary in order to facilitate the public sale or other disposition of all or any of the Common Shares by Purchaser or any of its affiliates pursuant to the Registration Statement.

(e)           With a view to making available to Purchaser and its affiliates the benefits of Rule 144 under the Securities Act  ("Rule 144") and Form S-3 under the Securities Act, the Company covenants and agrees to:  (A) make and keep available adequate current public information (within the meaning of Rule 144(c)) concerning the Company, until the earlier of (x) the first (1st) anniversary of the issuance of the last Common Share to be issued hereunder and under the Warrants and (y) such date as all of the Common Shares issued or issuable hereunder and upon exercise of the Warrants shall have been resold by Purchaser or any of its affiliates; and (B) furnish to Purchaser upon request, as long as Purchaser owns any Common Shares, (x) a written statement by the Company that it has complied with the reporting requirements of the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Company, and (z) such other information as may be reasonably requested in order to avail Purchaser and its affiliates of Rule 144 or Form S-3 with respect to such Common Shares.

(f)           Notwithstanding anything else in this Section 6, if, at any time during which a Prospectus is required to be delivered in connection with the sale of any Common Share, the Company determines in good faith and upon the advice of its outside counsel that a development has occurred or a condition exists as a result of which the Registration Statement or the Prospectus contains a material misstatement or omission, or that a material transaction in which the Company is engaged or proposes to engage would require an immediate amendment to the Registration Statement, a supplement to the Prospectus, or a filing under the Exchange Act or other public disclosure of material information and the disclosure of such transaction would be premature or injurious to the consummation of the transaction, the Company will immediately notify Purchaser thereof by telephone and in writing.  Upon receipt of such notification, Purchaser and its affiliates will immediately suspend all offers and sales of any Common Shares pursuant to the Registration Statement.  In such event, the Company will amend or supplement the Registration Statement and the Prospectus or make such filings or public disclosures as promptly as practicable and will take such other steps as may be required to permit sales of the Common Shares thereunder by Purchaser and its affiliates in accordance with applicable federal and state securities laws.  The Company will promptly notify Purchaser after it has determined in good faith that such sales have become permissible in such manner and will promptly deliver copies of the Registration Statement and the Prospectus (as so amended or supplemented, if applicable) to Purchaser in accordance with paragraphs (c) and (d) of this Section 6.  Notwithstanding the foregoing, (A) under no circumstances shall the Company be entitled to exercise its right to suspend sales of any Common Shares as provided in this Section 6(f) and pursuant to the Registration Statement more than twice in any twelve (12) month period, (B) the period during which such sales may be suspended (each a "Blackout Period") at any time shall not exceed thirty (30) calendar days, and (C) no Blackout Period may commence less than thirty (30) calendar days after the end of the preceding Blackout Period.

(g)           Upon the commencement of a Blackout Period pursuant to this Section 6, Purchaser will notify the Company of any contract to sell, assign, deliver or otherwise transfer any Common Share (each a "Sales Contract") that Purchaser or any of its affiliates has entered into prior to the commencement of such Blackout Period and that would require delivery of such Common Shares during such Blackout Period, which notice will contain the aggregate sale price and quantity of Common Shares pursuant to such Sales Contract.  Upon receipt of such notice, the Company will immediately notify Purchaser of its election either to (i) terminate the Blackout Period and, as promptly as practicable, amend or supplement the Registration Statement or the Prospectus in order to correct the material misstatement or omission and deliver to Purchaser copies of each amended or supplemented Registration Statement and Prospectus in accordance with paragraphs (c) and (d) of this Section 6, or (ii) continue the Blackout Period in accordance with this paragraph.  If the Company elects to continue the Blackout Period (or the Company elects to terminate the Blackout Period, but the Blackout Period is not terminated before the latest date that Purchaser may consummate the transaction contemplated by the Sales Contract), and Purchaser or any of its affiliates are therefore unable to consummate the sale of Common Shares pursuant to the Sales Contract, the Company will promptly indemnify each Purchaser Indemnified Party (as such term is defined in Section 17(a) below) against any Proceeding (as such term is defined in Section 17(a) below) that each Purchaser Indemnified Party may incur arising out of or in connection with Purchaser's breach or alleged breach of any such Sales Contract, and the Company shall reimburse each Purchaser Indemnified Party for any reasonable costs or expenses (including legal fees) incurred by such party in investigating or defending any such Proceeding.

(h)           In addition to any other remedies available to Purchaser under this Agreement or at law or equity, if the Company fails to file any Registration Statement by the dates set forth in Section 6(a), or any Registration Statement has not been declared effective by the dates set forth in Section 6(a), or such Registration Statement is not available with respect to all Common Shares at any time on or after the effectiveness thereof (except during a Blackout Period permitted under Section 6(f)) (each, a "Registration Failure") the Company shall pay to Purchaser an amount equal to the Registration Failure Percentage multiplied by the Registration Failure Amount with respect to each thirty (30)-day period or part thereof during which a Registration Failure shall have occurred or be continuing.  Separate payment shall be due for each such thirty (30)-day period and no credit shall be given for any payment made in any prior period.  The full amount of the payment for any thirty (30)-day period described above shall become due if the Registration Failure continues on the first day of each such thirty (30)-day period (i.e., for a Registration Failure on day 1, 31, 61, 91, 121, etc.).  The Registration Failure shall be deemed to be continuing unless and until timely payment has been made under this Section 6(h). The payments described above shall be made by wire transfer of immediately available funds no later than five (5) days after and excluding the earlier of (x) the date on which the Registration Failure shall have been cured and (y) the last day of each thirty (30)-day period after the occurrence of a Registration Failure.  For purposes of this Section 6(h), the term "Registration Failure Percentage" means the amount set forth in the following table:

Number of Days During Which a Registration Failure Shall Have Occurred or Been Continuing	Registration Failure Percentage

1	1.25%

31	1.50%

61	1.75%

91	2.00%

121	2.25%

151	2.50%

181	2.75%

211	3.00%

Thereafter	The registration failure percentage shall increase by 0.25% upon each successive 30-day period (i.e., on days 241, 271, 301, etc.).

For purposes of this Section 6(h), the term "Registration Failure Amount" means the sum of the Initial Investment plus the Aggregate Later Investment Amount.

(i)           The Company shall not grant any right of registration under the Securities Act relating to any of its securities to any Person other than Purchaser if such rights conflict with the rights of Purchaser under this Agreement.

7.           Limit on Shares Held or Shares Issuable.  The Company shall not issue any Common Shares hereunder or upon exercise of any Warrant, and Purchaser shall not have the right to receive any Common Shares hereunder or under any Warrant, to the extent the number of shares of Common Shares beneficially owned (calculated in accordance with Rule 13d-3 promulgated under the Exchange Act) by Purchaser after giving effect to any such issuance would exceed nine and nine tenths percent (9.90%) of the aggregate number of shares of Common Stock outstanding (the "Maximum Number").  The Maximum Number shall automatically increase or decrease as the number of shares of Common Stock outstanding increases or decreases such that the Maximum Number shall continue to equal nine and nine tenths percent (9.90%) of the aggregate number of shares of Common Stock outstanding.  Unless expressly waived in writing by Purchaser, the Company shall deliver to Purchaser on or before the tenth (10th) day of each calendar month commencing January 10, 2011 a notice (an "Outstanding Share Notice") stating the aggregate number of shares of Common Stock outstanding as of the last day of the preceding month and the increase (an "Increase") or decrease (a "Decrease"), if any, in the aggregate number of shares of Common Stock from the number of shares reported on the preceding Outstanding Share Notice (or, in the case of the first Outstanding Share Notice, the number of shares of Common Stock outstanding as reported in Section 5(m)).  The Maximum Number shall also be increased on the sixty-fifth (65th) day after Purchaser delivers a written notice (a "65-Day Notice") to the Company designating a greater Maximum Number.  A 65-Day Notice may be given by Purchaser at any time and from time to time on one or more occurrences.  Any shares of Common Stock or other consideration (in the form of cash, securities or other assets per share of Common Stock issuable to a holder of shares of Common Stock in connection with a Change of Control) that would have been issued to Purchaser under this Agreement or upon exercise of the Warrants but for one or more of the limitations contained in this Section 7 shall be deferred and shall be delivered to Purchaser promptly and in any event no later than three (3) Business Days after the date such limitations cease to restrict the issuance of such shares (whether due to an increase in the Maximum Number so as to permit such issuance, the disposition by Purchaser of shares of Common Stock or any other reason) unless Purchaser has withdrawn the applicable Later Investment Notice or Warrant Exercise Notice (as defined in the Warrants).

8.           Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to the Company on each Closing Date:

(a)           Purchaser has been duly incorporated and is validly existing under the laws of Bermuda as of the date hereof.

(b)           The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all requisite corporate action and no further consent or authorization of Purchaser, its Board of Directors or its stockholders is required.  This Agreement has been duly executed and delivered by Purchaser and, when duly authorized, executed and delivered by the Company, will be a valid and binding agreement enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

(c)           Purchaser understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the securities issuable hereunder.

(d)           Purchaser is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act.

(e)           Purchaser is purchasing the Warrants and the Common Shares for its own account for investment only and not with a view to, or for resale in connection with, the public sale or distribution thereof in the United States, except pursuant to sales registered under the Securities Act or an exemption therefrom.

(f)           Purchaser understands that the Warrants and the Common Shares are being or will be offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying on the truth and accuracy of, and Purchaser's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Warrants and the Common Shares.

9.           Future Equity Issuances.

(a)           If the Company engages or participates in (or intends to engage or participate in) any discussions with any Person regarding any sale or issuance to any Person (other than Purchaser or its affiliates) of any shares of, or securities convertible into, exercisable or exchangeable for, or whose value is derived in whole or in part from, any shares of any class of the Company's capital stock at a Later Issuance Price (as defined below) less than the Initial Investment Price, Later Investment Price or Warrant Price (as defined in the Warrant), as the case may be, subsequent to any Closing Date or the closing of any exercise of any Warrant, other than an Excluded Issuance (a "Future Equity Issuance"), the Company shall promptly notify Purchaser that the Company intends to effect a Future Equity Issuance.  If, within two (2) Business Days after and excluding the date of receipt of such notice, Purchaser notifies the Company in writing that Purchaser would like to be informed of the terms and conditions of such Future Equity Issuance, then the Company shall promptly provide Purchaser with a written description of the terms and conditions of such proposed Future Equity Issuance, including a description of the capital stock to be sold or issued, the investor or investors in the Future Equity Issuance, the price, the quantity and all other information reasonably necessary for Purchaser to make an informed decision on whether it desires to participate in the Future Equity Issuance (the "Future Equity Issuance Description ").  If Purchaser notifies the Company in writing that Purchaser elects to purchase all or a portion of the capital stock that the Company intends to sell or issue in the Future Equity Issuance (which election shall include the number of shares of such capital stock that Purchaser intends to purchase) by 11:59 p.m., New York City time, on the fifth (5th) Business Day after and excluding the date of the Future Equity Issuance Description, then the Company shall not consummate such Future Equity Issuance without selling Purchaser the capital stock that it elected to purchase at or prior to the consummation of such Future Equity Issuance or promptly thereafter at a closing date and place established prior to such consummation, which purchase shall be at the price and on the other terms and conditions of the Future Equity Issuance.  If Purchaser does not elect to receive a Future Equity Issuance Description with respect to a Future Equity Issuance, then promptly, and no later than one (1) Business Day after and excluding, the date of announcement of such Future Equity Issuance (or, if such Future Equity Issuance is not required to be publicly announced, the date of closing of such Future Equity Issuance), the Company shall provide Purchaser with a written description of the material terms of such Future Equity Issuance.

(b)           "Excluded Issuance" means any of the following: (A) issuances pursuant to any stock split, dividend or distribution payable in additional shares of capital stock to holders of Common Stock, (B) sales or issuances to employees, consultants or directors of the Company directly or pursuant to a stock option plan, employee stock purchase plan or restricted stock plan, or other similar arrangements related to compensation for services in effect on the date of this Agreement, (C) issuances upon the exercise of any options or warrants to purchase capital stock outstanding on the date hereof, in each case in accordance with the terms of such options, warrants or securities in effect on the date hereof, (D) Common Shares issued or issuable pursuant to this Agreement or the Warrants, or (E) issuances to the selling stockholders (and not to third parties) of bona fide operating companies acquired by the Company for strategic purposes through a merger or exchange offer, which issuances are made for purposes of the acquisition and are not related in any way to equity financing or capital-raising purposes.

(c)           "Later Issuance Price" means the lowest price per share of Common Stock paid or payable by any Person in the Future Equity Issuance, including, in the case of options, warrants, convertible preferred, convertible notes or other securities convertible, exchangeable or exercisable into or for Common Stock, the lowest price per share at which such conversion, exchange or exercise may occur on any future date.

(d)           No Integrated Offering.  Notwithstanding the foregoing, the Company shall ensure that no Person acting on its behalf shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security that may be integrated with the Offering for purposes of the Securities Act or the rules and regulations of the SEC or NYSE Amex.

10.           Covenants of the Company.  The Company covenants and agrees with Purchaser as follows:

(a)           While the Later Investment Period is in effect and for so long as any Common Stock is issuable upon exercise of any Warrant and for a period of one (1) year thereafter, the Company will (i) following the date on which the Registration Statement has been declared effective, maintain the effectiveness of the Registration Statement, (ii) maintain the eligibility of the Common Stock for listing on the NYSE Amex or any National Exchange; (iii)  regain the eligibility of the Common Stock for listing or quotation on all markets and exchanges including the NYSE Amex in the event that the Common Stock is delisted by the NYSE Amex or any other applicable market or exchange; (iv) obtain a listing on a National Exchange if the Common Stock is delisted by the NYSE Amex; and (v) cause the representations and warranties contained in Section 5 to be and remain true and correct.

(b)           If a Restatement occurs, the Company shall deliver to Purchaser a Restatement Notice within three (3) Business Days of such Restatement.

(c)           The Company will provide Purchaser with a reasonable opportunity, which shall not be less than two (2) full Business Days, to review and comment on any public disclosure by the Company of information regarding this Agreement and the transactions contemplated hereby, before such public disclosure.

(d)           The Company will make all filings required by law with respect to the transactions contemplated hereby.

(e)           The Company will comply with the terms and conditions of the Warrants as set forth in each Warrant.

(f)           For so long as Purchaser owns any shares of Common Stock or shares of Common Stock issuable upon exercise of any Warrant, within five (5) Business Days after the filing of each of its quarterly reports on Form 10-Q with the SEC, the Company shall deliver to Purchaser an executed certificate in the form of Annex C hereto.

(g)           The Company shall at all times reserve for issuance such number of its shares of Common Stock as shall from time to time be sufficient to effect the issuance of all Common Shares.

(h)           The Company shall, within one (1) Business Day after and excluding any Closing Date, publicly distribute a press release disclosing the material terms of such Closing and shall, within three (3) Business Days after and excluding such event file a report with the SEC on Form 8-K with respect to the same.

(i)           The Company shall use its commercially reasonable efforts to cause the Common Shares to be eligible for book-entry transfer through The Depository Trust Company (or any successor thereto) as soon as practicable after the date of this Agreement and thereafter to use its commercially reasonable efforts to maintain such eligibility.

(j)           The Company shall cooperate promptly and in good faith to assist with any assignment, pledge, hypothecation or transfer of the Common Shares or the Warrants, including without limitation making its representatives available for discussions with lenders and assignees and promptly processing requests to retitle the Common Shares or the Warrants, including without limitation providing any reasonably requested documentation or certifications.

11.           Change of Control.

(a)           If the Company is a party to any transaction which results in a Change of Control, Purchaser and its assigns shall have the rights set forth in the Warrants regarding Changes of Control in addition to the rights contained in this Agreement.  The Company agrees that it will not enter into an agreement with an Acquiring Person resulting in a Change of Control unless such agreement expressly obligates the Acquiring Person to assume upon consummation of the Change of Control all of the Company's obligations under this Agreement and the Warrants including, but not limited to, the share issuance, registration and other provisions regarding the Common Stock contained herein and therein.  From and after the occurrence of a Change of Control and regardless of whether the Acquiring Person expressly assumes the Company's obligations:

(i)           all references to the Company in this Agreement shall be references to the Acquiring Person;

(ii)           all references to Common Stock in this Agreement shall be references to the securities for which the Common Stock are exchanged in the Change of Control (or if none, the most widely-held class of voting securities of the Acquiring Person);

(iii)           all references to the Average Price shall be references to such price with respect to the Acquiring Person;

(iv)           all references to the Later Investment Price in this Agreement shall be references to the Stock Adjustment Measuring Price (as defined below); and

(v)           Purchaser may deliver one or more Later Investment Notices to the Acquiring Person.

(b)           On or before the date an agreement is entered into with an Acquiring Person resulting in a Change of Control, the Company shall deliver to Purchaser written notice that the Acquiring Person has assumed such obligations.  The Company shall provide Purchaser and each Holder (as defined in each Warrant) with written notice (a "Change of Control Notice") of any proposed transaction resulting in a Change of Control as soon as the existence of such proposed transaction is made public by any Person.  Thereafter, the Company shall notify Purchaser promptly of any material developments with respect to such transaction, including advance notice at least ten (10) Business Days before the date such transaction is expected to become effective.

(c)           From and after the date a Change of Control Notice is delivered (or an event shall have occurred that would require the delivery of a Change of Control Notice), the Purchaser shall continue to have the right to submit to the Company a Later Investment Notice and consummate any Later Investment, in the Purchaser's sole discretion, in accordance with the terms and conditions of this Agreement.  In addition, the Purchaser at its sole option may elect to submit to the Company a special notice (a "Contingent Later Investment Notice") to effect a Later Investment in connection with such Change of Control in which case, notwithstanding the provisions of Section 4:

(i)             the effectiveness of such contingent exercise shall be conditional upon the effectiveness of the Change of Control;

(ii)            the Purchaser shall have the right to deliver a notice to withdraw such Contingent Later Investment Notice until the effective date of such Change of Control; and

(iii)           if such Contingent Later Investment Notice shall not have been withdrawn, then subject to clause (iv) hereof, on the effective date of such Change of Control, the Purchaser shall receive, upon payment of the price designated in the Contingent Later Investment Notice, the same consideration, in the form of cash, securities or other assets (the "Acquisition Consideration") per share of Common Stock issuable to any other holder of shares of Common Stock in connection with such Change of Control based upon the number of shares of Common Stock which the Purchaser would have held if the Purchaser had consummated such Later Investment on the Business Day immediately preceding the date on which such Change of Control occurs and in addition shall receive the Dividend Payment specified in Section 4(c). If the Acquisition Consideration is in the form of cash, the Purchaser shall not be required to tender the price specified in the Contingent Later Investment Notice, but shall receive an amount in connection with such Change of Control equal to the Acquisition Consideration applicable to the Purchaser based on the number of shares of Common Stock the Purchaser would have held had it consummated the Later Investment on the Business Day immediately preceding the date on which such Change of Control occurs, less the price specified in such Contingent Later Investment Notice.

(iv)           Purchaser may, in its sole discretion, elect to effect such Later Investment described in any such Contingent Later Investment Notice on any date prior to the effective date of such Change of Control, but in any event no later than the Business Day immediately preceding the effective date of such Change of Control, which date shall be determined in Purchaser’s sole discretion and specified in a notice delivered by Purchaser to the Company three (3) Business Days prior to such Later Investment Closing Date, in which case, Purchaser shall receive Common Shares in accordance with the terms of this Agreement.

(d)           "Change of Control" means (i) acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the Acquiring Person or its Parent, Subsidiary or Affiliate (each as defined in Rule 12b-2 of the Exchange Act), restructuring by the Company where outstanding shares of the Company are exchanged for shares of the Acquiring Person on a one-for-one basis and, immediately following the exchange, former stockholders of the Company own all of the outstanding shares, (ii) a sale of all or substantially all of the assets of the Company (on a consolidated basis) in a single transaction or series of related transactions, (iii) any tender offer, exchange offer, stock purchase or other transaction or series of related transactions by the Company in which the power to cast the majority of the eligible votes at a meeting of the Company's stockholders at which directors are elected is transferred to a single entity or group acting in concert, or (iv) a capital reorganization or reclassification of the Common Stock.  Notwithstanding anything contained herein to the contrary, the change in the state of incorporation of the Company shall not in and of itself constitute a Change of Control.

(e)           "Acquiring Person" means, in connection with any Change of Control, (i) the continuing or surviving Person of a consolidation or merger with the Company (if other than the Company), (ii) the transferee of all or substantially all of the properties or assets of the Company, (iii) the corporation consolidating with or merging into the Company in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, (iv) the entity or group acting in concert acquiring or possessing the power to cast the majority of the eligible votes at a meeting of the Company's stockholders at which directors are elected, or, (v) in the case of a capital reorganization or reclassification, the Company, or (vi) at Purchaser's election, any Person that (A) controls the Acquiring Person directly or indirectly through one or more intermediaries, (B) is required to include the Acquiring Person in the consolidated financial statements contained in such Person's annual report on Form 10-K (if such Person is required to file such a report) or would be required to so include the Acquiring Person in such Person's consolidated financial statements if they were prepared in accordance with U.S. generally accepted accounting principles and (C) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

(f)           “Stock Adjustment Measuring Price” means the lower of (i) and (ii) below:

(i)           an amount equal to the Later Investment Price multiplied by a fraction,

(1)       the numerator of which is the volume-weighted average price, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), of the securities for which Common Stock is exchanged in the Change of Control (or if none, the most widely-held class of voting securities of the Acquiring Person); and

(2)       the denominator of which is the Daily Market Price, in the case of (1) and (2) determined as of the Business Day immediately preceding and excluding the date on which the Change of Control is consummated; and

(ii)           the Average Price with respect to such Acquiring Person set forth in the first Later Investment Notice delivered to the Acquiring Person.

12.           Restatements.

(a)           If a Restatement occurs at any time following any Closing Date or the closing of any exercise of a Warrant, the Company shall deliver to Purchaser and each Holder (as defined in each such Warrant) a written notice in the form attached hereto as Annex D (a "Restatement Notice") within three (3) Business Days of each Restatement, stating the date on which a Restatement has occurred and including the documents in which the Restatement was publicly disclosed.

(b)           "Restatement" means the earlier of (x) the announcement by the Company of its intention to restate any portion of the Company Financial Statements and (y) the actual restatement by the Company of any portion of the Company Financial Statements.

(c)           "Company Financial Statements" means all financial statements (including the notes thereto) and earnings releases filed by the Company with (or furnished by the Company to) the SEC or publicly announced by the Company.

13.           Conditions Precedent to Purchaser's Obligations.  The obligations of Purchaser hereunder are subject to the performance by the Company of its obligations hereunder and to the satisfaction of the following additional conditions precedent, unless expressly waived in writing by Purchaser (which waiver may be made or not made in Purchaser's sole discretion, and any waiver shall apply solely to the Closing or Closings specified by Purchaser and shall not obligate Purchaser to make or not make any subsequent waiver):

(a)           From and after December 31, 2010 through and including each Closing Date, the representations and warranties made by the Company in this Agreement shall be, and have been, true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date.

(b)           From and after December 31, 2010 through and including each Closing Date, the Company shall be, and have been, in compliance in all material respects with all of the covenants and agreements in this Agreement.

(c)           On each Closing Date, the Company shall not possess any negative, material non-public information other than as shall have been filed with the SEC at least five (5) Business Days prior to and excluding such Closing Date.

(d)           On each Closing Date, Purchaser shall have received on each Closing Date a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated such date and certifying the matters set forth in paragraphs (a), (b) and (c) of this Section 13.

(e)           On each Closing Date, the Company shall have delivered to Purchaser an opinion of counsel, in form and substance reasonably satisfactory to Purchaser, dated the date of delivery, confirming in substance the matters covered by paragraphs (a), (b), (c), (d), (e), (f), (g), (h), (k), (m), (r) and (ll) of Section 5 hereof.

(f)           On each Closing Date, Purchaser shall have received from the Company the report of the independent auditor of the Company (together with the accompanying consolidated balance sheet, financial statement and schedules of the Company and results of the Company's operations and cash flows) that was included in the most recent Form 10-K filed by the Company with the SEC.

(g)           From and after December 31, 2010 through and including each Closing Date, all Common Shares issued and issuable hereunder and under any Warrant shall be, and have been, duly listed and admitted for trading on the NYSE Amex.

(h)           No Registration Failure shall exist.

(i)           From and after December 31, 2010 through and including each Later Investment Closing Date, there shall not have been a Restatement.

14.           Conditions Precedent to the Company's Obligations.

The obligations of the Company hereunder are subject to the performance by Purchaser of its obligations hereunder and to the satisfaction unless expressly waived in writing by the Company (which waiver may be made or not made in the Company's sole discretion, and any waiver shall apply solely to the Closing or Closings specified by the Company and shall not obligate the Company to make or not make any subsequent waiver) of the additional conditions precedent that:

(a)           From and after December 31, 2010 through and including each Closing Date, the representations and warranties made by Purchaser in this Agreement shall be, and have been, true and correct;

(b)           From and after December 31, 2010 through and including each Closing Date, Purchaser shall be, and have been, in compliance in all material respects with all the covenants and agreements in this Agreement; and

(c)           Purchaser shall have delivered to the Company on each Closing Date a certificate of an appropriate officer of Purchaser dated such date and to such effect.

15.           Fees and Expenses.  Each of Purchaser and the Company agrees to pay its own expenses incident to the performance of its obligations hereunder, including, but not limited to, the fees, expenses and disbursements of such party's counsel, except as is otherwise expressly provided in this Agreement.  Notwithstanding the foregoing, the Company shall pay all fees and expenses associated with the Registration Statement, including, without limitation, all fees and expenses associated with any filing with NYSE Amex, if applicable.

16.           Non-Performance.

If the Company, at any time, shall fail to deliver the shares of Common Stock to the Purchaser required to be delivered pursuant to this Agreement or upon the exercise of any Warrant, in accordance with the terms and conditions of this Agreement or the Warrants, as the case may be, for any reason other than the failure of any condition precedent to the Company's obligations hereunder or the failure by Purchaser to comply with its obligations hereunder, then the Company shall (without limitation to Purchaser's other remedies at law or in equity):

(a)           indemnify and hold Purchaser harmless against any loss, claim or damage arising from or as a result of such failure by the Company (regardless of whether any of the foregoing results from a third-party claim or otherwise); and

(b)           reimburse Purchaser for all of its reasonable out-of-pocket expenses, including fees and disbursements of its counsel, incurred by Purchaser in connection with this Agreement, the Warrants and the transactions contemplated herein and therein (regardless of whether any of the foregoing results from a third-party claim or otherwise).

17.           Indemnification.

(a)           General Indemnification Obligation.  The Company hereby agrees to indemnify Purchaser and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons (each a "Purchaser Indemnified Party") against any claim, demand, action, liability, damages, loss, cost or expense (including, without limitation, reasonable legal fees and expenses incurred by such Purchaser Indemnified Party in investigating or litigating any such proceeding) regardless of whether any of the foregoing results from a third-party claim or otherwise (all of the foregoing, including associated costs and expenses being referred to herein as a "Proceeding"), that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

(i)             any untrue or alleged untrue statement of a material fact in a SEC Filing by the Company or any of its affiliates or any Person acting on its or their behalf or omission or alleged omission to state therein any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by the Company or any of its affiliates or any Person acting on its or their behalf;

(ii)            any of the representations or warranties made by the Company herein being untrue or incorrect at the time such representation or warranty was made;

(iii)           any breach or non-performance by the Company of any of its covenants, agreements or obligations under this Agreement or the Warrants; and

(iv)           any failure to deliver the Common Shares to Purchaser required to be delivered pursuant to this Agreement or upon exercise of the Warrants, in accordance with the terms and conditions of this Agreement and the Warrants, as the case may be, or failure to deliver the Warrants, in accordance with the terms and conditions of this Agreement, for any reason other than the failure of any condition precedent to the Company's obligations hereunder or thereunder, which condition has not been waived by the Company, or the failure by Purchaser to comply with its obligations hereunder or thereunder, which failure has not been waived by the Company.

(b)           Conduct of Claims.

(i)           Whenever a claim for indemnification shall arise under this Section 17 as a result of a third-party claim, the party seeking indemnification (the  "Indemnified Party"), shall notify the party from whom such indemnification is sought (the "Indemnifying Party") in writing of the Proceeding and the facts constituting the basis for such claim in reasonable detail;

(ii)          Such Indemnifying Party shall have the right to retain the counsel of its choice in connection with such Proceeding and to participate at its own expense in the defense of any such Proceeding; provided, however, that counsel to the Indemnifying Party shall not (except with the consent of the relevant Indemnified Party) also be counsel to such Indemnified Party.  In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and

(iii)         No Indemnifying Party shall, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 17 unless such settlement, compromise or consent (A) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

18.          Survival of the Representations, Warranties, etc.  The respective representations, warranties, and agreements made herein by or on behalf of the parties hereto shall remain in full force and effect, regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director or employee of, or Person controlling or under common control with, such party and will survive delivery of and payment for any shares of Common Stock issuable hereunder.

19.          Notices.  All communications hereunder shall be in writing and delivered as set forth below.

(a)          If sent to Purchaser, all communications will be deemed delivered: if delivered by hand, on the day received by Purchaser; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to Purchaser, on the date transmitted (provided such facsimile is later confirmed), in each case to the address set forth in Annex E hereto (unless otherwise notified in writing of a substitute address).

(b)          If sent to the Company, all communications will be deemed delivered: if delivered by hand, on the day received by the Company; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to the Company, on the date transmitted (provided such facsimile is later confirmed), in each case to the following address (unless otherwise notified in writing of a substitute address):

Document Security Systems, Inc.
28 East Main Street, Suite 1525
Rochester, NY 14614
Attention:	Philip Jones
Telephone:	(585) 325-3610
Facsimile:	(585) 325-2977

with a copy to (which copy shall not constitute notice):

Law Office of Gary A. Agron
5445 DTC Pkwy., Suite 520
Greenwood Village, CO 80111
Telephone:	(303) 770-7254
Facsimile:	(303) 770-7257

(c)          To the extent that any funds shall be delivered to the Company by wire transfer, unless otherwise instructed by the Company, such funds should be delivered in accordance with the wire instructions set forth in Annex F.

(d)          If the Company does not agree and acknowledge or object to the delivery of any Later Investment Notice or Warrant Exercise Notice (as defined in each Warrant), in each case by 5:00 PM, New York time, on the Business Day following the date of delivery of such notice, such non-response by the Company shall be deemed to be agreement and acknowledgment by the Company with the terms of such notice.

20.          Miscellaneous.

(a)           The parties may execute and deliver this Agreement as a single document or in any number of counterparts, manually, by facsimile or by other electronic means, including contemporaneous xerographic or electronic reproduction by each party's respective attorneys.  Each counterpart shall be an original, but a single document or all counterparts together shall constitute one instrument that shall be the agreement.

(b)           This Agreement will inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns and, with respect to Section 17 hereof, will inure to the benefit of their respective officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons, and no other Person will have any right or obligation hereunder.  The Company may not assign this Agreement.  Notwithstanding anything to the contrary in this Agreement, Purchaser may assign, pledge, hypothecate or transfer any of the rights and associated obligations contemplated by this Agreement (including, but not limited to, the shares of Common Stock), in whole or in part, at its sole discretion (including, but not limited to, assignments, pledges, hypothecations and transfers in connection with financing, derivative or hedging transactions with respect to this Agreement and the shares of Common Stock), provided, that, any such assignment, pledge, hypothecation or transfer must comply with applicable federal and state securities laws.  No Person acquiring Common Stock from Purchaser pursuant to a public market purchase will thereby obtain any of the rights contained in this Agreement.  This Agreement, together with the Warrants, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement.  Except as provided in this Section 20(b), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(c)           This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, and each of the parties hereto hereby submits to the exclusive jurisdiction of any state or federal court in the Southern District of New York and any court hearing any appeal therefrom, over any suit, action or proceeding against it arising out of or based upon this Agreement (a "Related Proceeding").  Each of the parties hereto hereby waives any objection to any Related Proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the Related Proceeding has been brought in an inconvenient forum.

(d)           Each party represents and acknowledges that, in the negotiation and drafting of this Agreement and the other instruments and documents required or contemplated hereby, it has been represented by and relied upon the advice of counsel of its choice.  Each party hereby affirms that its counsel has had a substantial role in the drafting and negotiation of this Agreement and such other instruments and documents.  Therefore, each party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Agreement and such other instruments and documents.

(e)           Without prejudice to other rights or remedies hereunder (including any specified interest rate), and except as otherwise expressly set forth herein, interest shall be due on any amount that is due pursuant to this Agreement and has not been paid when due, calculated for the period from and including the due date to but excluding the date on which such amount is paid at the greater of (i) twelve percent (12%) or (ii) the prime rate of U.S. money center banks as published in The Wall Street Journal (or if The Wall Street Journal does not exist or publish such information, then the average of the prime rates of three (3) U.S. money center banks agreed to by the parties) plus nine percent (9%) or such lesser amount as is permitted under applicable usury or other law.

(f)            Purchaser and the Company stipulate that the remedies at law of the parties hereto in the event of any default or threatened default by either party in the performance of or compliance with any of the terms of this Agreement and the Warrants are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

(g)           Any and all remedies set forth in this Agreement or the Warrants:  (i) shall be in addition to any and all other remedies Purchaser or the Company may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as each of Purchaser and the Company may elect.  The exercise of any remedy by Purchaser or the Company shall not be deemed an election of remedies or preclude Purchaser or the Company, respectively, from exercising any other remedies in the future.

(h)           The Company agrees that the parties have negotiated in good faith and at arms' length concerning the transactions contemplated herein, and that Purchaser would not have agreed to the terms of this Agreement without each and every of the terms, conditions, protections and remedies provided herein and the Warrants.  Except as specifically provided otherwise in this Agreement and the Warrants, the Company's obligations to indemnify and hold Purchaser harmless in accordance with Section 17 of this Agreement are obligations of the Company that the Company promises to pay to Purchaser when and if they become due.  The Company shall record any such obligations on its books and records in accordance with U.S. generally accepted accounting principles.

(i)            This Agreement may be amended, modified or supplemented in any and all respects, but only by a written instrument signed by Purchaser and the Company expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

(j)            Each of the parties will cooperate with the others and use its best efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and other third-parties necessary to consummate the transactions contemplated by this Agreement.

(k)           For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:  (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender and neuter gender of such term; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles; (iii) references herein to "Articles", "Sections", "Subsections", "Paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement, unless the context shall otherwise require; (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (v) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the term "include" or "including" shall mean without limitation; (vii) the table of contents to this Agreement and all section titles or captions contained in this Agreement or in any Schedule or Annex hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement; (viii) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statues and references to all attachments thereto and instruments incorporated therein; and (ix) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

(l)            If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(m)           Time shall be of the essence in this Agreement.

(n)           All dollar ($) amounts set forth herein and in the Warrants refer to United States dollars.  All payments hereunder and thereunder will be made in lawful currency of the United States of America.

(o)           Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein will be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the date first set forth above.

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Patrick White
Name:	Patrick White
Title:	CEO

FLETCHER INTERNATIONAL, LTD.,
by its duly authorized investment advisor,
FLETCHER ASSET MANAGEMENT, INC.

By:	/s/ Stewart Turner
Name:	Stewart Turner
Title:	Authorized Signatory

By:	/s/ Moez Kaba
Name:	Moez Kaba
Title:	Authorized Signatory

[Signature Page To Amended and Restated Agreement]

i

INDEX OF DEFINED TERMS

Page
65-Day Notice	21
Acquiring Person	28
Acquisition Consideration	27
Aggregate Later Investment Amount	2
Agreement	1
Average Price
Blackout Period	19
Business Day	3
Cashless Exercise	3
Change of Control	28
Change of Control Notice	27
claim	12
Closing	2
Common Shares	4
Common Stock	4
Company	1
Company Financial Statements	29
Contingent Later Investment Notice	27
Daily Market Price	4
debt	12
Decrease	21
Dividend Amount	4
Dividend Payment	7
Environmental Laws	15
Exchange Act	5
Excluded Issuance	24
Future Equity Issuance	23
Future Equity Issuance Description	23
Hazardous Materials	15
Increase	21
Indemnified Party	33
Indemnifying Party	33
Initial Investment	1
Initial Investment Closing	5
Initial Investment Closing Date	1
Initial Investment Price	1
Intellectual Property Rights	14

i

Investment Amount
Later Investment	2
Later Investment Closing	2
Later Investment Notice	2
Later Investment Period	2
Later Investment Price	2
Later Issuance Price	23
Material Adverse Effect	5
Maximum Number	21
NYSE	5
Offering	8
Outstanding Share Notice	21
Person	5
Proceeding	32
Prospectus	18
Purchaser	1
Purchaser Indemnified Party	32
Registration Failure	20
Registration Period	17
Registration Requirement	17
Registration Statement	17
Related Proceeding	35
Restatement	29
Restatement Filing Date	2
Restatement Notice	29
Rule 144	19
Sales Contract	20
SEC	9
SEC Filing	11
Securities Act	7
Settlement Stock	3
Supplemental Initial Investment	1
Supplemental Initial Investment Closing	5
Supplemental Initial Investment Closing Date	1
Warrants	3

ANNEX INDEX

ANNEX A	FORM OF LATER INVESTMENT NOTICE

ANNEX B-1	FORM OF WARRANT

ANNEX B-2	FORM OF WARRANT

ANNEX C	FORM OF FINANCIAL STATEMENT OFFICERS' CERTIFICATE

ANNEX D	FORM OF RESTATEMENT NOTICE

ANNEX E	CLOSING DELIVERY ADDRESS

ANNEX F	WIRE INSTRUCTIONS

SCHEDULE INDEX

SCHEDULE 5(J)	LITIGATION

SCHEDULE 5(T)	FINDER'S FEES

ANNEX A

[FORM OF LATER INVESTMENT NOTICE]

_____________, ____
Document Security Systems, Inc.
28 East Main Street, Suite 1525
Rochester, NY  14614
Attention:	Philip Jones
Telephone:	(585) 325-3610
Facsimile:	(585) 325-2977

Ladies and Gentlemen:

Reference is made to the Amended and Restated Agreement (the "Agreement") dated as of February 18, 2011 by and between Document Security Systems, Inc. (the "Company") and Fletcher International, Ltd. ("Purchaser").  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement. Purchaser hereby elects to make a Later Investment on the date, at a price per share and in the amount set forth below.

In accordance with the terms of the Agreement, Purchaser will make a Later Investment with respect to [____] shares of Common Stock [Cashless Exercise: without payment of any additional consideration by Purchaser] [at a price equal to the Later Investment Price], and the Later Investment Closing Date shall be [__________].  The Investment Amount for this Later Investment shall be [____________].

On the Later Investment Closing Date, the Company shall deliver the shares of Common Stock described above to Purchaser [in uncertificated form by book-entry transfer][in certificated form at the address specified below:

[Custodian]
[Address]
Attention:    [______________]
Telephone:  [____________]1]

FLETCHER INTERNATIONAL, LTD., by its
duly authorized investment advisor,
FLETCHER ASSET MANAGEMENT, INC.

By:
Name:
Title:

1 Fletcher to provide custodian information.

A-1

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:
DOCUMENT SECURITY SYSTEMS, INC.

By:
Name:
Title:

A-2

ANNEX B-1

[FORM OF WARRANT]

B-1-1

ANNEX B-2

[FORM OF WARRANT]

B-2-1

ANNEX C

[FORM OF FINANCIAL STATEMENT OFFICERS' CERTIFICATE]

DOCUMENT SECURITY SYSTEMS, INC.

Officers’ Certificate

Reference is made to the Amended and Restated Agreement between Document Security Systems, Inc., a New York corporation (the “Company”) and Fletcher International, Ltd., a company domiciled in Bermuda (“Purchaser”) dated as of February 18, 2011 (the “Agreement”) in connection with the issuance and sale of shares of the Company’s Common Stock and Warrants as described therein.  Each capitalized term used but not defined herein shall have the meaning ascribed thereto in the Agreement.

The undersigned, Patrick White, Chief Executive Officer of the Company, and Philip Jones, Chief Financial Officer of the Company, do hereby certify, on behalf of the Company, pursuant to Section 10(f) of the Agreement, that based on their knowledge:  the final consolidated unaudited financial statements including the footnotes thereto contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended [•] fairly present in all material respects the financial condition in conformity with accounting principles generally accepted in the United States, results of operations and cash flows of the Company as of and for the periods presented therein.

IN WITNESS WHEREOF, we have executed this Certificate of the Company on this __ day of ___________, 20__.

Name:	Patrick White	Name:	Philip Jones
Title:	Chief Executive Officer	Title:	Chief Financial Officer

C-1

ANNEX D

[FORM OF RESTATEMENT NOTICE]

[date]

Fletcher International, Ltd.
c/o Appleby Services (Bermuda) Ltd.
Canon's Court
22 Victoria Street
PO Box HM 1179
Hamilton HM EX
Bermuda
Attention:            Julia Trippitt, Corporate Administrator
Telephone:           +1 441 295 2244 (Main)
Telephone:           +1 441 298 3235 (Direct)

Ladies and Gentlemen:

Reference is made to the Amended and Restated Agreement (the "Agreement") dated as of February 18, 2011 by and between Document Security Systems, Inc. (the "Company") and Fletcher International, Ltd. ("Purchaser").  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

In accordance with Section 12(a)(i) of the Agreement, the Company hereby gives notice to Purchaser that a Restatement has occurred on [DATE], as described in the enclosed [DOCUMENT IN WHICH RESTATEMENT WAS PUBLICLY DISCLOSED].

DOCUMENT SECURITY SYSTEMS, INC.

By:
Name:
Title:

D-1

With copies to:

Fletcher International, Ltd.
c/o Fletcher Asset Management, Inc.
48 Wall Street
New York, NY  10005
Attention:	Peter Zayfert
Telephone:	212-284-4801

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, CA  94301
Attention:	Leif King
Telephone:	650-470-4662
Facsimile:	650-470-4570

D-2

ANNEX E

NOTICE ADDRESS

Fletcher International, Ltd.
c/o Appleby Services (Bermuda) Ltd.
Canon's Court
22 Victoria Street
PO Box HM 1179
Hamilton HM EX
Bermuda
Attention:	Julia Trippitt, Corporate Administrator
Telephone:	+1 441 295 2244 (Main)
Telephone:	+1 441 298 3235 (Direct)

with copies to (which copies shall not constitute notice):

Fletcher International, Ltd.
c/o Fletcher Asset Management, Inc.
48 Wall Street
New York, NY  10005
Attention:	Peter Zayfert
Telephone:	212-284-4801

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, CA  94301
Attention:	Leif King
Telephone:	650-470-4662
Facsimile:	650-470-4570

E-1

ANNEX F

DOCUMENT SECURITY SYSTEMS, INC. WIRE INSTRUCTIONS

Document Security Systems, Inc.
Rochester, NY 14614
Account Number:	4009651031
ABA Number:	021313103
Bank:	Citizens Bank,
Riverside, RI 02915
Account Name:	Document Security Systems
SWIFT:	CTZIUS33

F-1